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                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary proxy statement
[ ]  Definitive proxy statement
[X]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, For use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                           WEIRTON STEEL CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                           WEIRTON STEEL CORPORATION
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of filing fee (check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing party:

     (4) Date filed:

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





                           FREQUENTLY ASKED QUESTIONS

                                Table of Contents

Introduction..............................................................1

Questions and Answers about the 2002 Annual Meeting.......................2

     General..............................................................2

     Questions about the Contingent Charter Proposals.....................6

     Questions about the Proposal to Reduce the Size of the Board........11

Questions and Answers about the 1989 ESOP Amendments.....................12

Questions and Answers about the Collective Bargaining Agreements.........16

Questions and Answers about Voting.......................................18

                                  INTRODUCTION

                  In order to accomplish a fundamental repositioning of its business, Weirton Steel Corporation (the "Company" or "Weirton") must obtain approvals from its stockholders, 1989 ESOP participants and collective bargaining units. First, it must solicit its stockholders to, among other things, to approve amendments to the Company's charter. Second, the Company must solicit the participants of its 1989 Employee Stock Ownership Plan (the "Plan") to approve amendments to the Plan. Third, in connection with the amendment of the Plan, the Company must enter into a settlement agreement with its collective bargaining units.

                  A more complete description of the charter amendments and the amendments to the Plan can be found in the Company's Proxy Statement and the 1989 ESOP Information Statement. The Proxy Statement has been mailed to all stockholders and the 1989 ESOP Information Statement has been distributed to all participants in the Plan.

                  Various questions have been posed to the Company by stockholders, by participants in the Plan and by participants in the Company's collective bargaining units. Provided below is a summary of some of the more commonly asked questions and the Company's response to such questions.

                  If you have any additional questions about the amendments to Weirton's charter, the amendments to the 1989 Plan or the settlement agreement, or if you need additional copies of the Proxy Statement or the ESOP Information Statement, you should call Weirton's Proxy Information Center, toll free, at
(866) 253-4668.

QUESTIONS AND ANSWERS ABOUT THE 2002 ANNUAL MEETING

         GENERAL

Q:   WHEN AND WHERE IS THE 2002 ANNUAL MEETING?

A: The Annual Meeting of Stockholders is scheduled for Wednesday, December 11, 2002 at The Serbian-American Cultural Center, 1000 Colliers Way, Weirton, West Virginia 26062, beginning at 6:00 p.m.

Q:   WHAT ARE THE KEY CHANGES PROPOSED BY THE BOARD AND WHEN DO THEY TAKE
     AFFECT?

A:   The proposals can be divided into two categories:

          1) those that will BECOME EFFECTIVE IMMEDIATELY upon being approved by the shareholders; and

          2) those CONTINGENT CHANGES WHICH BECOME EFFECTIVE UPON A "TRANSFORMATIVE EVENT."

     The changes that become EFFECTIVE IMMEDIATELY include:

          1)   reducing the size of our Board of Directors from 14 to 9;

          2) electing six Directors to fill the positions of those that have expired (4 are being re-elected and 2 are new); and

          3) ratifying the appointment of KPMG LLP as our new auditors (replacing Andersen).

     The CONTINGENT CHANGES that become EFFECTIVE ONLY UPON A "TRANSFORMATIVE EVENT" include:

          1) increasing the number of authorized shares of common stock from 50 million shares to 250 million shares and Series A preferred stock from 7.5 million shares to 25 million shares (so we have shares to sell to an outstide investor or group);

          2) allow stockholders to vote all of their shares regardless of ownership percentage and not be limited to voting only 5 percent of the company's voting power;

          3) reduce the current 80% supermajority provisions of the corporate charter to a simple majority, which is more typical of a public company; and


          4) reduce the current 90% supermajority provisions of the Board of Directors to a simple majority, which is more typical of a public company.

     If the contingent charter proposals are approved, no further stockholder vote will be needed to approve a "transformative event." However, Board approval and employee approval of collective bargaining agreements will be necessary.

Q:   WHAT IS A "TRANSFORMATIVE EVENT"?

A: In order for the CONTINGENT CHARTER CHANGES to become effective, a "transformative event" must take place. In the proxy statement, a "transformative event" requires three things to happen:

          1) a significant acquisition or investment in steel industry assets or businesses;

          2) which is funded by a new equity-like investment in the company, resulting in a change of control of Weirton; and

          3) contains satisfactory collective bargaining arrangements for a minimum three-year period approved by at least 80% of the represented employees.

     When all of these things happen, they must be approved by at least 90% of the Board of Directors before they become effective. The charter changes take effect, after approval of the Board, only upon the closing of the new investment and acquisition.

Q:   WHAT ARE THE KEY ISSUES COVERED IN WEIRTON'S PROXY STATEMENT?

A: The key issue is to enable Weirton to pursue aggressively the acquisition of strategic assets so that Weirton may fundamentally reposition its business. For Weirton to survive in this competitive environment, it needs to shift its product mix toward tin mill and other higher margin value-added products and away from low margin, commodity flat-rolled products. Without these changes, Weirton will still be vulnerable when the next downturn in the steel industry occurs.

     To fund these strategic acquisitions or investments, Weirton will require an additional equity investment of approximately $50 million to $100 million from outside investors. In order to get this type of investment, Weirton must be prepared to permit these new investors to obtain a controlling interest in Weirton, which can not be done under Weirton's existing charter.

     Consequently, Weirton needs to make significant changes to its governing charter, including an increase in its authorized capital and a modification of the supermajority and other governance provisions.

     Secondarily, the Board has proposed to reduce the size of the board. The board believes that a smaller but representative board will reduce substantially the costs to Weirton, streamline board committees and make more effective the exercise of board responsibilities.

     Finally, the stockholders will vote on the election of new board members and the appointment of KPMG LLP as Weirton's independent public accountants.

Q:   WHY IS WEIRTON NOT MAKING MORE MONEY RIGHT NOW?

A: Weirton is not making more money at this time, even though recent sheet steel product prices are relatively high, in part due to temporary constraints in operations resulting from job reductions and work reassignments. Weirton has addressed these problems and has achieved positive cash flow in the third quarter and expects to do so in the fourth quarter. In addition, we have operating cost disadvantages compared to some of our larger competitors, which our strategy to fundamentally reposition our business is designed to lessen. Long term, the implementation of our strategy is expected to improve Weirton's financial performance because it would consolidate Weirton's position as an industry leader in the production of tin mill products, focus Weirton's business on its core operation capabilities and customer base, reduce Weirton's exposure to the volatile commodity flat rolled sheet market and create a platform for further expansion as a supplier of materials and solutions to the packaging industry.

Q:   WILL SENIOR MANAGEMENT FINANCIALLY BENEFIT FROM ANY OF THE PROXY PROPOSALS?

A: Senior management will not receive any financial benefits if any of the proxy proposals are approved. All employees, including senior management, should benefit if Weirton is stronger financially and its long-term survival is better assured. Stockholders and ESOP participants should also benefit if strategic acquisitions funded by new investment are successful. The specific terms of any "transformative event," which are not known today, will have to be reviewed and approved by at least 90% of our Board.

     Today, with our Common Stock price trading at depressed levels of $.40 per share or less. Senior management and directors have currently exercisable options to acquire an aggregate of 657,940 shares of Common Stock at exercise prices which range from $3.88 per share for 1998 options, $5.56 and $6.69 per share for 2000 options, to $1.13 for 2001 options. All options are currently "under water" and have no value.

Q:   WILL SENIOR MANAGEMENT LEAVE IF THE PROXY PROPOSALS ARE NOT PASSED?

A: A failure by the stockholders to approve the proxy proposals and thus permit Weirton to pursue a fundamental restructuring of its business through strategic acquisitions and targeted investments could mean that key employees, including members of senior management, may not have an incentive to stay with Weirton and may seek employment where future prospects are better. The loss of the services of one or more of these key employees could adversely affect Weirton.

Q:   WHAT HAPPENS IF THE PROPOSED CONTINGENT CHANGES TO OUR CHARTER DO NOT PASS?

A:   We believe that two things are likely to happen:

          1) if or when steel assets come up for sale in the near future, Weirton would not have sufficient funding to be considered a legitimate bidder and would miss an opportunity to reposition our business; and

          2) as a stand-alone steel company, Weirton will enter the next downturn in a highly vulnerable position and may be forced to seek bankruptcy protection or commence liquidation proceedings.

         QUESTIONS ABOUT THE CONTINGENT CHARTER PROPOSALS

Q:   WHY ARE FUNDAMENTAL CHANGES IN OUR CORPORATE CHARTER NEEDED?

A: Our company's long term survival rests on our ability to grow our value-added product lines, especially tin mill and other value-added products. To do so, we MUST be able to purchase all or part of another company's value-added steel operations.

     Currently, there are several bankrupt steel companies that have tin operations and other value-added product lines that we may be interested in purchasing. However, Weirton Steel is not viewed by the financial community or by the bankruptcy court - which decides purchases of bankrupt steel operations - as a credible bidder for steel or steel-related operations. We simply do not have the cash or the financial ability to make acquisitions. We NEED an outside equity group or company to invest in the company in order to raise cash to acquire these operations.

     No outside investor is currently interested in making a major investment in Weirton Steel to fund an acquisition because:

          - there are not enough shares of our capital stock available to interest them;

          - our current charter would allow a new investor only to vote 5 percent of its shares regardless of how many the new investor may own, and

          - our supermajority voting system provides an investor with no influence or control over Weirton even though a very substantial investment may be made.

Q:   WHY DO WE NEED TO INCREASE THE NUMBER OF SHARES OF COMMON AND PREFERRED
     STOCK?

A: To attract an investment partner to fund a strategic acquisition, we need to increase the authorized number of shares of Common Stock from 50 million to 250 million and Preferred Stock from 7.5 million to 25 million.

     Today, about 43 million shares of Common Stock are outstanding and about 5 million shares are reserved for future issuance. We have less than 2 million shares of Common Stock available for future issuance to a new investor. This is wholly inadequate.

     Our outstanding Common Stock is worth less than $20 million in the aggregate, based on recent price quotations on the OTC Bulletin Board. By comparison, we estimate that we will need up to $100 million in new equity or equity-linked investment.

Q: WHY IS AN EARLY STOCKHOLDER VOTE TO CHANGE OUR EXISTING GOVERNANCE SYSTEM REQUIRED?

A: The purpose of the contingent charter proposals is to increase our authorized capital and to change our governance system so that the company will have a normal governance structure like other well-capitalized publicly held U.S. steel companies. The changes would be triggered by future Board approval of a "transformative event" and would avoid the need to seek stockholder approval at the time an acquisition is proposed to occur.

     Industry and financial competitors interested in acquiring steel assets, particularly from bankrupt companies, currently hold a decisive advantage over us because it is easier and faster for them to make acquisitions, since they do not need to seek a supermajority stockholder to approve the issuance of voting securities to fund an acquisition. By the time our supermajority voting process and related SEC review is completed, the competition could have already completed the acquisition.

Q:   WOULD A FAVORABLE STOCKHOLDER VOTE NOW CHANGE OUR EXISTING GOVERNANCE
     SYSTEM?

A: If the corporate charter proposals are adopted, there would be no immediate change in our governance system. The changes would be contingent upon, and take effect only upon, the approval by at least 90% of the Board of Directors of a "transformative event," which has to satisfy all of the following conditions:

          - An outside investment in our company must result in the investor's holding a majority of our voting stock.

          - The investment MUST ONLY be used to purchase steel or steel-related assets or businesses.

          - A new collective bargaining agreement must be agreed to by at least 80% of our represented employees.

     If a major action OTHER THAN A "TRANSFORMATIVE EVENT" is being considered, the existing 80% supermajority vote procedure under our corporate charter WOULD REMAIN IN EFFECT. If a foreign or domestic steel producer proposes to acquire Weirton through a merger, for instance, the merger proposal would be submitted to our stockholders for a vote.

Q:   IF THE STOCKHOLDERS DO NOT APPROVE ALL OF THE CONTINGENT CHARTER

     PROPOSALS (PROPOSALS 3A, 3B, 3C AND 3D), WILL ANY OF THE PROPOSALS BE ADOPTED?

A: No. The adoption of the New Restated Certificate of Incorporation in its entirety is the subject of Proposal 3a. Related proposals covering the primary items in Proposal 3a are described as Proposals 3b, 3c and 3d and are separately presented to afford stockholders the opportunity to consider and vote on these items individually. However, the New Restated Certificate of Incorporation described in Proposal 3a will not be filed with the Delaware Secretary of State unless ALL of the proposals 3b through 3d are approved. Moreover, the New Restated Certificate of Incorporation will not be filed unless a "transformative event" has occurred.

Q: IF THE STOCKHOLDERS APPROVE THE CONTINGENT CHARTER PROPOSALS, WHAT ACTIONS WILL THE COMPANY TAKE?

A: Once the stockholders approve the Contingent Charter Proposals, we intend to pursue aggressively the acquisition of strategic assets from other domestic steel producers that are also seeking to reposition their business and leverage their core competitive strengths.

Q: HOW MUCH EQUITY INVESTMENT WILL BE REQUIRED TO FUND THE COMPANY'S STRATEGIC PLAN?

A: To fund necessary acquisitions and investments, Weirton will require the infusion of substantial additional equity of $50 million to $100 million, depending on the acquisition. Given Weirton's diminished market value today, Weirton must be prepared to issue equity securities to attract new investors that would allow these new investors to obtain a controlling interest in Weirton as part of a strategic acquisition.

     Weirton's existing corporate Restated Certificate of Incorporation and By-laws contains highly restrictive supermajority and other voting provisions, unique to Weirton, and as originally designed, prevents an outside investor from obtaining control. We are now asking our stockholders to vote in favor of necessary changes to our governing documents to give us an opportunity to succeed and be an important part of the restructuring of the U.S. steel industry--on our terms. Approval of the Contingent Charter Proposals and the New Restated Certificate of Incorporation is necessary in order to permit Weirton to complete the last step of its strategic restructuring plan.

Q:   WHAT KINDS OF ACQUISITIONS OR INVESTMENTS WILL WEIRTON CONSIDER?

A: Under today's current distressed industry conditions, Weirton believes that it may have opportunities to purchase assets, including tin mill assets, on acceptable terms in the coming months. We have been closely following the bankruptcy proceedings of Wheeling-Pittsburgh Steel, National Steel and Bethlehem Steel, among others. Because of the uncertainties associated with the bankruptcy process, there can be no assurance that any of these assets will, in fact, be available for sale to Weirton in the near term.

     Weirton intends to explore other strategic opportunities to broaden its product lines, leverage its customer base and reduce its operating costs.

Q: IS A STRATEGIC BUSINESS COMBINATION WITH WHEELING-PITTSBURGH STEEL A POSSIBILITY?

A: From time to time Weirton has actively discussed the possibility of a business combination with Wheeling-Pittsburgh Steel. The complementary facilities of Weirton and Wheeling-Pittsburgh Steel and their close geographic proximity offer unique benefits, including increased market presence in the tin mill and construction markets and opportunities facility rationalization and operational and administrative synergies. However, we can give no assurance that Wheeling-Pittsburgh Steel would be interested in negotiating a business combination with us.

Q:   IF WEIRTON ISSUES MORE STOCK, WILL EXISTING STOCKHOLDERS BE DILUTED?

A: If Weirton issues more stock as part of a "transformative event," existing stockholders will be diluted on a percentage basis and with respect to voting rights. However, if an investor is willing to invest $50 million to $100 million to purchase shares of stock from Weirton, the economic value of all shares of Weirton stock should be greater as a result of the new investment.

Q:   WILL RETIREES BE BETTER OFF IF THE PROXY PROPOSALS PASS OR IF THEY DON'T
     PASS?

A: Most defined benefit plans have suffered losses during the stock market downturn of the last several years. In addition to stock market losses, benefit plans have been hurt by a reduction in the interest rate used to calculate plan obligations. The impact of these two factors is that the average plan has lost 12% of its value in recent quarters. Weirton's plan has done better than most, but has not escaped the impact of these factors. As a result of market losses and interest rate changes, Weirton will be required to make over $350 million in contributions over the next five years, or an average of $70 million per year. Given Weirton's current financial situation and liquidity, we will be filing a funding waiver with the IRS to defer these funding requirements in the hope that the market will improve and legislative changes will provide the Company with relief.

     However, due to the size and scope of Weirton's underfunded pension and post-retirement medical plans, changes to these plans are very likely whether the proxy proposals pass or not.

     Weirton Steel and its retirees have two paths in front of them. If the proxy proposals do not pass, the Company will not be able to make the charter changes necessary to bring in a new investor. Without an investor to fund a "transformative event," the Company will reduce the likelihood that it can make the changes necessary to improve its stability before the next industry downturn. If Weirton is weakened by an industry downturn and forced to seek bankruptcy protection or commence liquidation proceedings, retirees could lose their health benefits and pension payments.

     If the proxy proposals pass, we may be able to enter into a transformative event to acquire steel industry assets and make our business profitable over the long term. Compared to the bankruptcy risks to Weirton as a stand-alone company, a successful repositioning of Weirton should benefit retirees as well as active employees.

Q: WHAT IF A DOMESTIC OR FOREIGN STEEL PRODUCER OFFERS TO ACQUIRE WEIRTON AFTER THE PROXY PROPOSALS PASS?

A: The proxy proposals do not eliminate the vote of the stockholders if Weirton is acquired by a foreign or domestic steel producer. The vote of at least 80% of the eligible voting power of the Company's voting stock would be required to approve any such a transaction presented, after approval by the Board of Directors.

         QUESTIONS ABOUT THE PROPOSAL TO REDUCE THE SIZE OF THE BOARD

Q: WHY IS WEIRTON PROPOSING TO REDUCE THE SIZE OF THE BOARD FROM 14 TO NINE PERSONS?

A: The Board believes that a smaller but representative Board will reduce substantially the costs to the Company, streamline Board committees and make more effective the exercise of Board responsibilities.

     The Board has determined that it is in the best interests of the Company to formalize the action to be taken by the stockholders at the 2002 Annual Meeting to elect nine directors by amending the Restated Certificate of Incorporation by fixing the size of the Board at nine members and by establishing three membership classes for the Board, consisting of five independent directors, two management directors and two union directors (including the president of the ISU). The Board also proposes to make a related change to the By-laws to eliminate the reference to the ESOP director. No other changes to the size, composition or voting requirements with respect to Board action are being proposed.

Q:   WHAT IS THE CURRENT SIZE OF THE BOARD?

A: The Board of Directors currently consists of 12 persons, with two vacant positions. In accordance with the mandatory retirement provisions of the Restated Certificate of Incorporation, no director may be nominated for a term of office to commence on or after the date such director reaches age
     65. Three of our present directors are age 65 or older and will not be standing for reelection. In addition, two other directors will not be standing for reelection. The Board does not intend to fill any vacancy if the proposal to reduce the size of the Board does not pass.

QUESTIONS AND ANSWERS ABOUT THE 1989 ESOP AMENDMENTS

Q: ARE ANY OTHER APPROVALS NECESSARY IN CONNECTION WITH THE CONTINGENT CHARTER PROPOSALS?

A: Yes. An additional precondition to the effectiveness of the Contingent Charter Proposals is approval by participants in the Weirton Steel Corporation 1989 Employee Stock Ownership Plan of certain amendments to the 1989 ESOP.

     In addition, the 1989 ESOP amendments will be subject to approval by all represented employees in each bargaining unit.

Q:   WHY ARE THE PROPOSED 1989 ESOP AMENDMENTS IMPORTANT?

A: The proposed amendments to the 1989 ESOP are important in order to permit a "transformative event" to happen. As you know, the 1989 ESOP holds shares of Series A Preferred Stock. Each share of Series A Preferred Stock has essentially the same economic rights as each share of Weirton Common Stock. However, each share of Series A Preferred Stock has 10 votes and a share of Common Stock has only one vote.

     As a result, the 1989 ESOP has about 25% of the voting power of all shares voting for the election of directors or on other matters requiring stockholder action. Under the existing corporate charter of Weirton, certain transactions, such as a merger, consolidation, sale of assets and amendment to the charter, require the favorable vote of at least 80% of eligible voting power. Moreover, the voting power of stockholders holding more than 5% of the voting power, other than the ESOPs, is restricted so that such holders may only vote 5% of the voting power, even if their stock holdings are greater.

     As a consequence, the 1989 ESOP effectively has a "blocking position" with regard to any "supermajority" vote transactions and, as a result, any major corporate issue. This Series A Preferred Stock blocking position was created in 1989 when the 1989 ESOP was formed and the 1984 ESOP sold shares of Common Stock to the public.

     However, times have changed dramatically for Weirton and for the U.S. steel industry. In order for Weirton to be able to take advantage of the kinds of acquisition opportunities described in the proxy statement, Weirton needs to attract outside equity investment. In order to attract needed outside investment to fund a possible "transformative event" in the future, participants in the 1989 ESOP are being asked now to agree to exchange their Series A Preferred Stock "blocking position" for increased economic ownership in the equity of a stronger Weirton if, BUT ONLY IF, the Board of

     Directors should approve a "transformative event."

Q: DO 1989 ESOP PARTICIPANTS GIVE UP THEIR SERIES A PREFERRED STOCK VOTING RIGHTS IMMEDIATELY?

A: No. Until a "transformative event" occurs, the 1989 ESOP will continue to hold Series A Preferred Stock, and each share of Series A Preferred Stock would be entitled to 10 votes on any matter.

     While the amendments to the 1989 ESOP would be made as soon as the participants approve them, they would not take effect until the Board of Directors approves an acquisition that qualifies as a "transformative event." The composition of the Board of Directors will remain as it is under the existing corporate charter or, if the amendment being considered at the Annual Meeting of Stockholders is approved, would consist of five independent directors, two management directors and two union-designated directors. The built-in charter protections assuring union representation on the Board and veto power over any "transformative event" will continue remain in effect until approval of a "transformative event."

Q: IF THE AMENDMENTS TO THE 1989 ESOP HAVE NO IMMEDIATE EFFECT, WHY ARE PARTICIPANTS BEING ASKED TO VOTE ON THEM NOW?

A: Unless Weirton's charter and the voting power of the Series A Preferred Stock are changed, contingent upon to the Board's approval of a particular acquisition, no outside investor will invest in Weirton. We also need to be able to assure an investor that the 1989 ESOP is willing to give up its blocking position.

     A favorable vote means that the participants in the 1989 ESOP, the stockholders and the employees under Weirton's collective bargaining agreements will authorize the Board of Directors to review and act quickly upon any future acquisition and related outside investment. The Board of Directors must be satisfied that the investment is the kind that will help Weirton make strategic acquisitions or targeted investments in the steel industry and be a viable company in the long run.

Q:   WHAT DOES THE 1989 ESOP RECEIVE FOR GIVING UP ITS "BLOCKING POSITION"?

A: Under the proposed amendments, the 1989 ESOP agrees to surrender its Series A Preferred Stock in exchange for new shares of Common Stock issuable only at the time of a "transformative event." The 1989 ESOP will receive a number of shares of Common Stock at least ten times the number of Series A Preferred Stock that it gives up.

     The Administrative Committee has retained a nationally known appraisal firm to determine whether the ten shares to one ratio negotiated by the Committee and the Company at the time of the "transformative event" is "fair."

     Historically, the Company's outside appraiser has determined that the value of one share of Series A Preferred Stock was equivalent to one share of Common Stock because the Series A Preferred Stock was automatically convertible on a one-for-one basis into Common Stock upon its sale or transfer. You should keep in mind that the supervoting power of the Series A Preferred Stock is lost if the 1989 ESOP were to sell or otherwise dispose of the Series A Preferred Stock to a third party.

Q:   WHAT OTHER APPROVALS ARE NEEDED?

A: Employees under Weirton's four collective bargaining agreements have to approve the proposed amendments to the 1989 ESOP as well as proposed charter changes. Participants in the 1984 ESOP are not affected and will not vote on the 1989 ESOP Amendments.

Q:   WILL THESE AMENDMENTS TO THE 1989 ESOP AFFECT MY RETIREMENT BENEFITS?

A: No. The retirement benefits of ESOP participants will not change. However, one feature of the 1989 ESOP would change if the exchange of Series A Preferred Stock for at least an equivalent value of Common Stock occurs. If this exchange occurs, the 1989 ESOP would hold those shares for the benefit of the participants, but participants would have the immediate right to withdraw those shares and sell them on the open market. This immediate withdrawal right represents a change from the existing provisions.

Q: WILL A CHANGE IN THE 1989 ESOP AFFECT MY INTERESTS UNDER WEIRTON'S PROFIT-SHARING PLAN?

A: No. Before a "transformative event" can be approved by the Board, satisfactory collective bargaining agreements have to be in place.

Q: WILL ESOP PARTICIPANTS CONTINUE TO HAVE A SUBSTANTIAL OWNERSHIP POSITION IN WEIRTON?

A: Yes. Today participants in the 1984 ESOP collectively own beneficially 7.2 million shares of Common Stock and will continue to hold those shares and have the same voting and other rights provided for in the ESOP documents and by law. Participants in the 1989 ESOP collectively own beneficially 1.5 million shares of Series A Preferred Stock. On conversion, which occurs automatically on a sale by a retiree, a participant receives an


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

     equal number of shares of Common Stock. The proposed amendments will increase the number of shares of Common Stock that a participant is entitled to receive.




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



QUESTIONS AND ANSWERS ABOUT THE COLLECTIVE BARGAINING AGREEMENTS

Q: HOW IS OUR PROFIT SHARING AFFECTED BY THE UNION SETTLEMENT VOTE, THE 1989 ESOP AMENDMENT VOTE AND THE CHARTER VOTES?

A: The terms of our profit sharing plan are not affected by the charter proposals or the amendments to the 1989 ESOP, which are designed to permit the Company to pursue its business strategy. No profit sharing has been earned in the past several years. However, if the Company succeeds in making strategic acquisitions to "transform" and significantly strengthen its business, you may receive profit sharing in the future. If you vote against the proposals, the Company's prospects for becoming profitable over the longer term will be diminished and, in fact, we believe that the Company will be more vulnerable to the next downturn in the steel industry business cycle.

Q:   WHAT IF THE UNION SETTLEMENT AGREEMENT IS VOTED DOWN?

A: If the union settlement agreement is voted down, then all other proposals to amend the Company's charter and 1989 ESOP will be defeated and the Company will not be able to implement its strategic business plan.

Q:   CAN WE DO ANOTHER ESOP? ARE THERE ANY SOURCES AVAILABLE FOR ANOTHER ESOP?

A: While the Company could form another ESOP as a new benefit plan for employees, the Company currently has less than 2 million shares of Common Stock available for future issuance. Any new investor would have to agree to any new ESOP in light of the terms of its investment, the acquisition and the conditions in the marketplace.

Q:   WHAT WILL HAPPEN TO MY 1984 STOCK? MY 1989 STOCK?

A: The approval of the charter proposals and 1989 ESOP amendments will not change the number of shares of Common Stock held by the 1984 ESOP or the number or rights of the Series A Preferred Stock held by the 1989 ESOP. If the Board should approve a "transformative event," the Series A Preferred Stock which is held in the 1989 ESOP would be exchanged for new shares of Common Stock having at least an equivalent value to the existing Series A Preferred Stock. Participants in the 1989 ESOP would then have the right, under the proposed amendments, to withdraw those shares immediately and sell them on the open market. Participants in the 1984 ESOP currently are allowed to withdraw shares of Common Stock allocated to their accounts.

Q:   HOW CAN EMPLOYEES PERSONALLY BENEFIT FROM THESE CHANGES?


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

A: As an employee in a financially stronger Weirton, your prospects for job security, wages and benefits would be improved. In any "transformative event," collective bargaining agreements, satisfactory to at least 80% of represented employees, have to be in place.

     In addition, as a participant in either the 1984 ESOP or the 1989 ESOP, your stock holdings in Weirton following a strategic acquisition should be worth more than they would be otherwise. On the other hand, if there is no fundamental change in our business, we do not expect to survive the next industry downturn.

Q:   HOW CAN WE MAKE SURE OUR JOBS ARE PROTECTED IF A NEW INVESTOR CONTROLS
     WEIRTON?

A: No acquisition by Weirton can be approved by the Board of Directors unless satisfactory collective bargaining agreements with Weirton's represented employees are negotiated and approved by at least 80% of those employees. Ultimately, creating a profitable Weirton is the best way to protect jobs.



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QUESTIONS AND ANSWERS ABOUT VOTING

Q:   HOW DO I VOTE MY SHARES TO HAVE THEM REPRESENTED AT THE 2002 ANNUAL
     MEETING?

A: All stockholders may transmit their proxy votes by mail. Stockholders who hold their shares through a bank or broker may vote by telephone or by internet by following the instructions in their proxy materials. Stockholder of record (those who hold shares in certificated form), however, must vote either by mail or in person.

          - By Mail. Stockholders may complete, sign, date and return their proxy cards in the postage-paid envelope provided. If you sign, date and return your proxy card without indicating how you want to vote, your proxy will be voted as recommended by the Board of Directors.

          - By Telephone or Internet. Stockholders who hold their shares through a bank or broker may vote by using the toll-free number or internet website address listed on the proxy card. Your proxy card contains a Control Number that will identify you as a stockholder and confirm that your votes were properly recorded when you vote by telephone or internet procedures. Please see your proxy card for specific instructions.

Q: HOW DO I VOTE MY SHARES IF MY SHARES ARE HELD IN A BROKER, BANK OR OTHER NOMINEE ACCOUNT?

A: If you hold your shares in a broker, bank or other nominee account, you are a "beneficial owner" of such shares. In order to vote your shares, you must give voting instructions to your bank, broker or other intermediary who is the "nominee holder" of your shares. The Company asks brokers, banks and other nominee holders to obtain voting instructions from the beneficial owners of shares that are registered in the nominee's name. Proxies that are transmitted by nominee holders on behalf of beneficial owners will count toward a quorum and will be voted as instructed by the nominee holders.

Q:   HOW DO I VOTE IF I AM A PARTICIPANT IN WEIRTON'S 1984 OR 1989 ESOP?

A: Separate voting instructions and an ESOP Instruction Form are included in the materials provided to ESOP participants. ESOP participants will have the opportunity to vote on the same issues presented to the stockholders at the 2002 Annual Meeting. However, in order to have your vote counted, the ESOP Trustee must receive your voting instruction by 5 p.m. on Monday, December 9, 2002. ESOP participants may not vote in person at the 2002 Annual Meeting. Please follow the separate instructions and return the



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

     Instruction Form so that your shares may be voted by the ESOP Trustee in accordance with your voting instructions.

Q: HOW WILL MY SHARES BE VOTED IF I RETURN A PROXY OR ESOP INSTRUCTION FORM WITH NO VOTING DIRECTION INDICTED THEREON?

A: Each executed and returned proxy card and ESOP Instruction Form will be voted according the directions indicated on that proxy or form. If no direction is indicated, the proxy or ESOP Instruction Form will be voted "FOR" each of the proposals in accordance with the recommendation of Weirton's Board of Directors.



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